Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT, dated as of April 13, 2005, is by and between American Wholesale Insurance Group, Inc., a Delaware corporation (the “Company”), and Mark M. Smith (the “Executive”) (this “Agreement”).
BACKGROUND STATEMENT
     The Company has entered into a Stock Purchase Agreement, dated as of February 15, 2005 (the “Stock Purchase Agreement”), among the Company, Willis of Greater New York, Inc., a New York corporation (“Willis New York”), and Willis North America Inc., a Delaware corporation, pursuant to which, effective as of the date of this Agreement, the Company has acquired all of the issued and outstanding capital stock of Stewart Smith East, Inc., a New York corporation (“Stewart Smith”), and McAlear Associates, Inc., a Michigan corporation (together with Stewart Smith and their respective subsidiaries, the “Stewart Smith Group”). The Executive formerly served as the President of Stewart Smith and/or one or more of its subsidiaries. In connection with the transactions contemplated by the Stock Purchase Agreement, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions on which the Executive will be employed by the Company.
STATEMENT OF AGREEMENT
     In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
     1.   Term. The Executive’s employment under this Agreement shall commence upon the date of the closing (the “Closing”) of the transactions contemplated by the Stock Purchase Agreement (the “Commencement Date”) and shall end, unless terminated earlier pursuant to Section 4, at the close of business on the five (5) year anniversary of the Commencement Date (the “Term”); provided, however, that the Term shall thereafter be automatically extended for each succeeding one (1) year period unless either party hereto shall provide the other party with a written notice at least one hundred eighty days (180) days prior to the end of the then current Term, advising that the party providing the notice shall not agree to so extend the Term.
     2.   Title, Duties and Authority. The Executive shall serve as President of the Company’s Wholesale Brokerage Division, and shall have such responsibilities and duties (consistent with the Executive’s position as President of the Company’s Wholesale Brokerage Division) as may from time to time be assigned to the Executive by the board of directors, the president or the chief executive officer of the Company, and shall have all of the powers and duties usually incident to such offices. In addition, throughout the Term, the Executive shall serve as a member of the Company’s Executive Leadership Committee. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except for vacations, illness and incapacity; provided, however, that the Executive may serve on the boards of directors of non-public companies and charitable organizations and may devote reasonable time to charitable and civic organizations, in all cases provided that the performance of his duties and responsibilities on such boards and in such service does not interfere unreasonably with the performance of his duties and responsibilities under this Agreement.

     3.   Compensation and Benefits.
(a) Base Salary. During the Term, the Company shall pay the Executive an annual base salary of $750,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to annual review by the board of directors, the president and the chief executive officer of the Company; provided, however, that for each subsequent calendar year during the Term, commencing with the 2006 calendar year, the amount of the Executive’s Base Salary shall be increased by not less than a percentage equal to the annual percentage change in the Consumer Price Index, for all urban consumers for all items (U.S. City Average, Not Seasonally Adjusted), as compiled by the Census Bureau and Bureau of Labor Statistics and published in the Statistical Abstract of the United States for the calendar year preceding the effective date of the adjustment.

(b) Bonus. The Executive shall be eligible to receive a cash bonus (“Bonus”) for each calendar year (or partial calendar year) occurring during the Term, based upon the satisfaction of certain predetermined financial goals determined by the board of directors, the president or the chief executive officer of the Company and communicated to the Executive in writing by the Company by no later than February 15 of each calendar year occurring during the Term. For the 2005 calendar year, the amount of the Bonus shall be calculated and paid in accordance with the terms set forth on Exhibit A attached hereto. The parties acknowledge and agree that, in subsequent calendar years, the Executive will have the opportunity to earn a Bonus of up to two hundred percent (200%) of the Executive’s Base Salary for the year in which the Bonus was earned.

(c) Employee Benefits and Incentive Arrangements. Throughout the Term, the Executive shall be entitled to participate in all of the Company’s employee benefit and incentive compensation plans and arrangements made available during the Term to the senior executives of the Company as may be in effect from time to time.

(d) Equity Investment Option. The Company shall cause American Wholesale Insurance Holding Company, LLC (the “Parent”) to grant an option (the “Option”) to the Executive to purchase up to Forty-One Thousand Six Hundred Thirty-Two (41,632) of the common units (the “LLC Units”) of the Parent at a purchase price of Twelve Dollars And One Cent ($12.01) per LLC Unit. The Option shall be exercisable on and after the Commencement Date and shall expire upon the earlier of the termination of the Term and eighteen (18) months following the Commencement Date. To exercise the Option with respect to all or any part of the LLC Units, the Executive shall execute and deliver to the Parent a purchase agreement, in form and substance reasonably satisfactory to the Parent, evidencing the purchase of the LLC Units and confirming the Executive’s agreement to be bound by the terms of the Operating Agreement (as defined below), and pay the aggregate option price for the purchased LLC Units in cash or by wire transfer of immediately available funds to an account designated by the Parent. At any time or from time to time after the Commencement Date, the Executive shall, at the request of the Company, execute and deliver such instruments or other documents and take such further actions as the Company may reasonably request to evidence or give effect to the Option, the issuance of any LLC Units in connection therewith and to otherwise carry out the intent of the parties hereunder.
(d) Profits-Only Interest. On the Commencement Date, the Company shall cause the Parent to issue to the Executive a “profits-only” interest in the Parent (the “Profits-Only Interest”), which Profits-Only Interest shall entitle the Executive to 2.5% of the future appreciation in the value of the Company over and above $12.01 per common unit (which represents an enterprise value of One Hundred Fifty Million Dollars ($150,000,000.00)). The Profits-Only Interest shall vest on a monthly basis over a period of sixty (60) months, beginning on the first day of the calendar month following the calendar month in which the Commencement Date occurs. The issuance of the Profits-Only Interest shall be conditioned upon Executive executing and delivering to the Parent (A) the Parent’s Amended and Restated Operating Agreement, dated as of May 31, 2002, as amended, by and among Americana Financial Services, LLC, Pegasus Partners, L.P., Pegasus Related Partners, L.P. and the other persons listed on the signature pages thereto (the “Operating Agreement”), (B) an Admission and Vesting Agreement evidencing the issuance of the Profits-Only Interest and containing the vesting terms described above and provisions addressing compliance with federal and state securities laws, in form and substance reasonably satisfactory to the Parent, (C) a Voting Agreement, in form and substance reasonably satisfactory to the Parent, pursuant to which the Executive provides a proxy in favor of Pegasus Partners, L.P. relating to any and all voting rights he has in respect of the Profits-Only Interest, and (D) such other documentation reasonably requested by the Parent to otherwise carry out the intent of the parties hereunder.

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement of customary and reasonable expenses incurred in the performance of his employment hereunder upon his submission to the Company of reasonable and customary expense claims to the Company. In addition, the Company shall promptly reimburse the Executive for his reasonable legal and other professional adviser expenses incurred in negotiating the terms of this Agreement and the other documents contemplated hereby, up to a maximum amount of Ten Thousand Dollars ($10,000).

(f) Vacations. The Executive shall be entitled to five (5) weeks paid vacation in each calendar year during the Term with full and unlimited entitlement to carryover unusual vacation time to future years.

(g) Supplemental Salary. During each calendar month of the Term, the Company shall pay the Executive an additional salary (the “Supplemental Salary”) equal to (i) the actual dues owed by the Executive for such month for membership at a country club, up to a maximum monthly amount of One Thousand Five Hundred Dollars ($1,500.00), plus (ii) the actual expenses incurred by the Executive in connection with his ownership or lease and maintenance of an automobile for such month, up to a maximum monthly amount of One Thousand Five Hundred Dollars ($1,500.00). The Executive shall provide the Company with supporting documentation of the dues and expenses incurred by him that are used to calculate the Supplemental Salary.

(h) Transaction Fee. Upon the consummation of transactions contemplated by the Stock Purchase Agreement, including the execution and delivery of this Agreement, the Company shall pay the Executive a one-time fee in the amount of One Million Dollars ($1,000,000.00).
     4.   Termination. The Executive’s employment hereunder with the Company may be terminated under the following circumstances:
(a) Death or Disability. The Company may terminate the Executive’s employment hereunder if the Executive shall die or become subject to a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means any physical or mental impairment that renders the Executive unable to perform the essential functions of the Executive’s job under the terms of this Agreement for a period of at least 180 days during a twelve-month period, either with or without reasonable accommodation. At the Company’s request, the Executive shall submit to an examination by a duly licensed physician who is mutually acceptable to the Company and the Executive for the purpose of ascertaining the existence of a Permanent Disability, and shall authorize the physician to release the results of the Executive’s examination to the Company.

(b) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:
        (i)   the failure by the Executive to substantially perform the Executive’s duties hereunder (other than any such failure resulting from the Executive’s death or Permanent Disability, which shall be subject to the provisions of Section 4(a));
        (ii)   the willful violation by the Executive of any of the Executive’s material obligations hereunder;
        (iii)   the willful engaging by the Executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates;
        (iv)   the Executive’s conviction of a felony;
        (v)   the Executive’s material breach of any agreement between the Executive, the Company, the Parent or any of their affiliates; or
        (vi)   the commission of an act by the Executive constituting financial dishonesty against the Company or any of its affiliates.
        Notwithstanding the foregoing, the Executive shall not be terminated for Cause without:
          (A)   delivery of a written notice to the Executive setting forth the reasons for the Company’s intention to terminate the Executive’s employment hereunder for Cause; and
          (B)   the failure of the Executive to cure the nonperformance, violation or misconduct described in the notice referred to in clause (A) of this paragraph, if cure thereof is possible, to the reasonable satisfaction of the board of directors, the chief executive officer and the president of the Company, within fifteen (15) days of the Executive’s receipt of such notice; and
          (C)   an opportunity for the Executive, together with the Executive’s counsel, to be heard before the board of directors of the Company.
(c) Good Reason. The Executive may terminate his employment hereunder for “Good Reason” upon the occurrence, without the Executive’s consent, of any of the following events that has not been cured within fifteen (15) days after written notice thereof has been given to the Company by the Executive;
        (i)   a material and adverse change in the Executive’s title, status, authority, duties or function (in each case, other than as contemplated by this Agreement);
        (ii)   the Executive being required to report to anyone other than the board of directors, the chief executive officer or the president of the Company;
        (iii)   any failure to pay the Executive’s Base Salary or Bonus when due;
        (iv)   a change of the Executive’s place of employment by the Company without the Executive’s prior written consent to a location which is greater than thirty-five (35) miles from the location of the Executive’s place of employment in New York, New York as of the Commencement Date; or
        (v)   the willful violation by the Company of any of the Company’s material obligations hereunder.
        Notwithstanding the foregoing, the Executive may not terminate his employment for Good Reason without:
          (A)   delivery of a written notice to the Company setting forth the reasons for the Executive’s intention to terminate his employment for Good Reason; and
          (B)   the failure of the Company to cure the grounds for the Executive’s intention to terminate his employment for Good Reason, if cure thereof is possible, to the reasonable satisfaction of the Executive, within fifteen (15) days of the Company’s receipt of such notice.
(d) Without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(e) Without Good Reason. The Executive may terminate the Executive’s employment hereunder without Good Reason.
     5.   Compensation upon Termination.
(a) Death or Disability. If the Executive’s employment with the Company hereunder is terminated on account of the Executive’s death or Permanent Disability pursuant to Section 4(a), the Company shall pay to the Executive or the Executive’s estate, as applicable, or as may be directed by the legal representatives of the Executive or the Executive’s estate, as applicable, any Base Salary, Bonus and/or expense reimbursement entitlements accrued and due to the Executive under Sections 3(a), 3(b) and/or 3(e) through the date of the Executive’s death or termination for Disability, as applicable.

(b) By the Company for Cause or By the Executive Without Good Reason. If the Executive’s employment with the Company hereunder is terminated by the Company for Cause pursuant to Section 4(b) or by the Executive without Good Reason pursuant to Section 4(e), the Company shall, as soon as practicable, pay the Executive any Base Salary and/or expense reimbursement entitlements accrued and due to the Executive under Sections 3(a), 3(b) and/or 3(e) through the Executive’s date of termination and the Executive shall forfeit his entire then unpaid Bonus, if any.

(c) Termination By the Company Without Cause or By the Executive for Good Reason. If the Company shall terminate the Executive’s employment hereunder without Cause pursuant to Section 4(d), or if the Executive terminates his employment with the Company hereunder for Good Reason pursuant to Section 4(c), then the Company shall:
        (i)   as soon as practicable pay the Executive any Base Salary and/or expense reimbursement entitlements accrued and due to the Executive under Sections 3(a) and/or 3(e) through his date of termination. Additionally, within thirty (30) days after the Bonus (if any) is calculated for the year in which such termination occurs, the Company shall pay the Executive a lump sum cash payment equal to the pro rata portion of the Bonus which would have been earned by the Executive through the date of termination;
        (ii)   continue to provide the Executive with comparable health insurance and benefits until the earlier of:

          (A)   The date on which the Executive obtains subsequent employment which provides for reasonable health insurance coverage; and
          (B)   (I) If EBITDA was less than Twenty-One Million Four Hundred Thousand ($21,400,000), the third anniversary of the Commencement Date, or (II) if EBITDA was equal to or greater than Twenty-One Million Four Hundred Thousand ($21,400,000), the fifth anniversary of the Commencement Date; and
        (iii)   promptly, and in no event more than thirty (30) days following his termination, pay the Executive a lump sum cash payment based on the following:
          (A)   If the Executive’s employment is terminated prior to the first anniversary of the Commencement Date, an amount equal to one hundred thirty-three and 1/ 3 percent (1331/ 3%) of the Base Salary he would have received if he had remained employed by the Company from the date of termination to the third anniversary of the Commencement Date;
          (B)   If (x) the Executive’s employment is terminated after the first anniversary, but prior to the third anniversary, of the Commencement Date, and (y) EBITDA was less than Twenty-One Million Four Hundred Thousand ($21,400,000), an amount equal to one hundred thirty-three and 1/ 3 percent (1331/ 3%) of the greater of (I) the Base Salary he would have received if he had remained employed by the Company from the date of termination to the third anniversary of the Commencement Date, or (II) one year of his Base Salary in effect as of the date of termination;
          (C)   If (x) the Executive’s employment is terminated after the third anniversary of the Commencement Date, and (y) EBITDA was less than Twenty-One Million Four Hundred Thousand ($21,400,000), an amount equal to one hundred thirty-three and 1/ 3 percent (133 1/ 3%) of one year of his Base Salary in effect as of the date of termination;
          (D)   If (x) the Executive’s employment is terminated after the first anniversary, but prior to the fifth anniversary, of the Commencement Date, and (y) EBITDA was equal to or greater than Twenty-One Million Four Hundred Thousand ($21,400,000), an amount equal to one hundred thirty-three and 1/ 3 percent (133 1/ 3%) of the greater of (I) the Base Salary he would have received if he had remained employed by the Company from the date of termination to the fifth anniversary of the Commencement Date, or (II) one year of his Base Salary in effect as of the date of termination; or
          (E)   If the Executive’s employment is terminated after the fifth anniversary of the Commencement Date, an amount equal to one hundred thirty-three and 1/ 3 percent (133 1/ 3%) of one year of his Base Salary in effect as of the date of termination (regardless of the EBITDA amount).
           For purposes of the foregoing, “EBITDA” means (i) the net income of the legacy business of the Stewart Smith Group for the period beginning on the first day of the calendar month following the calendar month in which the Commencement Date occurs and ending on the first anniversary thereof, plus (ii) the sum of (A) cash interest expense of such business for such period, (B) the allocated costs of such business for such period of the type described in the “Allocated Costs” column of the 2005 Consolidating Plan attached hereto as Exhibit B, (C) federal, state, local and other income taxes of such business for such period and (D) depreciation and amortization of intangible assets of such business for such period, in all cases as determined in accordance with generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, consistently applied; provided, however, that the Company and the Executive hereby acknowledge and agree that for purposes of determining EBITDA, the gross compensation expense of the Executive for such period, excluding the fee payable pursuant to Section 4(h), shall be included as an expense of the legacy business of the Stewart Smith Group.
           The Executive shall not be required to mitigate the amount of his severance benefits payable pursuant to Section 5(c)(i) and 5(c)(iii).
(d) No Other Payments. Other than the payments contemplated by this Section 5 in connection with the termination of the Executive’s employment, the Company shall not be liable to the Executive or his family or estate for the payment or delivery of any other salary, bonus, benefits, property or payments of any kind, except as provided under the terms of any employee benefit plans in which the Executive may be a participant.

(e) Breach. Notwithstanding the provisions of this Section 5, the Company shall not be obligated to make any payments to the Executive if the Executive shall breach his obligations set forth in Section 6 of this Agreement.

(f) Release. Notwithstanding any provisions of this Agreement to the contrary, the Company’s payment obligations under Sections 5(c)(ii) and 5(c)(iii) shall be conditioned upon the Executive executing a general release of all claims against the Company and its affiliates relating to the termination of the Executive’s employment, which release shall be in a form reasonably satisfactory to the Company and shall contain the terms set forth on Exhibit C.

(g) Withholding. All amounts payable under this Section 5shall be subject to and reduced in accordance with any applicable federal and state income, social security and payroll tax withholding requirements, as applicable.
     6.   Restrictive Covenants.
(a) Reasonable Covenants. It is expressly understood by and between the Company and the Executive that the covenants contained in this Section 6 are an essential element of this Agreement and that but for the agreement by the Executive to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the

Company or any affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement. The Executive has independently consulted with his legal counsel and after such consultation agrees that such covenants are reasonable and proper.
(b) Noncompetition; No Diversion of Customers; No Solicitation of Employees, Etc. During the Term and for the twelve (12) month period immediately following the end of the Term, the Executive shall not:
        (i)   engage, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business conducted by the Company or any of its affiliates or subsidiaries;
        (ii)   solicit, attempt to solicit or accept, in a manner or for purposes that would be competitive with the Company or any of its affiliates or subsidiaries, the business any existing customer of the Company or any of its affiliates or subsidiaries, prospective customers that the Company or any of its affiliates or subsidiaries has identified or has solicited at any time during the Executive’s employment, or other business partners, including without limitation any insurance carriers, retail insurance agents, or insured parties with which the Company or any of its affiliates or subsidiaries has a business relationship, had such a relationship prior to the termination of the Executive’s employment or proposes to have such a relationship (collectively, “Company Business Partners”), or otherwise induce or take any action that has the effect of causing any Company Business Partner to reduce, terminate, restrict or alter its business relationships with the Company or any of its affiliates or subsidiaries;
        (iii)   solicit or encourage any officer, employee or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or service of the Company or any of its affiliates or subsidiaries;
provided, however, that the Executive may invest in stocks, bonds or other securities of any competitor of the Company or any of its affiliates or subsidiaries if:
          (A)   such stocks, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;
          (B)   his investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares, or, in the case of other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding; and

          (C)   such investment would not prevent, directly or indirectly, the transaction of business by the Company and/or of its affiliates or subsidiaries with any state, district, territory or possession of the United States or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.
(c) In recognition of the broad geographic scope of the business of the Company and its affiliates and of the ease of competing with that business from any location throughout the world, the restrictions on competition set forth in Section 6(b)(i) are intended to cover the following geographic areas: (i) each city and county in which any office or facility of the Company or any of its affiliates, or any office or facility of any of their competitors, is located; and (ii) each state in which any office or facility of the Company or any of its affiliates, or any office or facility of any of their competitors, is located; and (iii) the United States of America. If, at any time, the provisions of this Section 6(b) shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(b) shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive hereby agrees that this Section 6(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in this Section 6, nothing in this Agreement shall prevent or restrict the Executive from engaging in any business or industry in any capacity.

(d) Nondisclosure of Confidential Information. During the Term and at all times thereafter, the Executive shall not use, shall keep secret and confidential, and shall not disclose to any third party in any fashion or for any purpose whatsoever, (i) any information regarding this Agreement, (ii) any confidential, proprietary or trade secret information of the Company and its affiliates, and (iii) any other information regarding the Company or its affiliates or subsidiaries which is not available to the general public, and/or not generally known outside the Company or any such affiliate or subsidiary, to which he has or shall have had access at any time during the course of his employment with the Company, including, without limitation, any information relating to the Company’s (and its affiliates’ or subsidiaries’):
        (i)   business, operations, plans, strategies, prospects or objectives;
        (ii)   products, technologies, processes, specifications, research and development operations and plans;
        (iii)   customers and customer lists;
        (iv)   distribution, sales, service, support and marketing practices and operations;
        (v)   financial condition and results of operations;
        (vi)   operational strengths and weaknesses; and

        (vii)   personnel and compensation policies and procedures.
           Notwithstanding the foregoing provisions of this Section 6, the Executive may discuss this Agreement with the members of his immediate family and with his personal legal and tax advisors and may disclose the existence of his employment with the Company to any third party.
(e) Specific Performance. The Executive hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates any of the provisions of this Section 6, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply to a court of competent jurisdiction (not to be arbitrated) for, and upon the requisite showing receive, injunctive relief, in any such court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in this Section 6.
     7.   Representations and Warranties. The Executive hereby represents and warrants to the Company as follows:
(a) The Executive has the full right, power and authority to execute and deliver this Agreement and to perform all of his obligations hereunder.

(b This Agreement constitutes the legal, valid and binding obligation of the Executive and is enforceable against the Executive in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors’ rights generally.

(c) The Executive has provided the Company with true, correct and complete copies of each and every agreement or other instrument or obligation to which the Executive is a party or is otherwise bound with or without respect to his former employment with the Stewart Smith Group.

(d) There is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the knowledge of the Executive, threatened against the Executive or any of his assets or properties.

(e) As of the Commencement Date, the Executive has complied with all applicable laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to him and all of his previous business activities.

(f) There is no fact peculiar to the Executive or his previous business activities that he has not disclosed to the Company and of which the Executive is aware that could adversely affect the condition (financial or otherwise) of the Company and its affiliates or their results of operations, business, prospects, assets or liabilities, material agreements or relationships.
     8.   Successors. This Agreement cannot be assigned by any of the parties hereto without the prior written consent of the other party hereto, except that the Company may assign this Agreement and all of its rights, obligations and privileges hereunder to any of its affiliates and to any other entity that succeeds to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).
     9.   Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles.
     10.   Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officers of the Company as may be specifically designated for such purpose by the Board.
     11.   Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties acknowledge and agree that this Agreement supersedes and replaces all existing or previous employment agreements between the Executive and any of the Stewart Smith Group, and that all such employment agreements are hereby terminated and shall be of no further force and effect. The Executive shall take such further actions and execute such other documents as reasonably requested by the Company to further evidence the foregoing intent.
     12.   Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by law, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or competed action, suit or proceeding in which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer of the Company. Notwithstanding the foregoing, the Company shall be required to indemnify the Executive in connection with an action, suit or proceeding (or part thereof) initiated by the Executive only if the initiation of such action, suit or proceeding (or part thereof) by the Executive was authorized by the Board of Directors of the Company.
     13.   Notices. For all purposes of this Agreement, notices and all other communications under or in connection with this Agreement shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mark M. Smith __________________ Hendersonville, Tennessee 37075

If to the Company:	American Wholesale Insurance Group, Inc. 4064 Colony Road, Suite 450 Charlotte, North Carolina 28211 Attn: Scott M. Purviance

     14.   Binding Arbitration. Except for any controversy or claim relating to a breach or alleged breach of the Executive’s obligations under Section 6, every other controversy or claim arising out of or relating to this Agreement or the breach thereof shall be resolved by final and binding arbitration instituted and conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be conducted in New York, New York. The costs of arbitration shall be borne by the parties as determined by the arbitrators in their discretion.
     15.   Survival. The provisions of Sections 5 — 15 shall survive the expiration or termination of the Term.
[signatures begin on next page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERICAN WHOLESALE INSURANCE GROUP, INC.
By:	/s/ M. Steven DeCarlo
	Name:	M. Steven DeCarlo
	Title:	Chief Executive Officer and President

MARK M. SMITH

/s/ Mark M. Smith
Signature Page to Employment Agreement

EXHIBIT A
CALCULATION OF 2005 BONUS
     The Bonus for the 2005 calendar year shall be calculated in accordance with the schedule below based on EBITDA (as defined in the Agreement), and shall be paid within seventy-five (75) days of the first anniversary of the Commencement Date.

EBITDA	Bonus Percentage of Base Salary	Bonus
$22,650,000 or greater	160%	$1,200,000
$22,400,000 or greater	150%	$1,125,000
$22,150,000 or greater	140%	$1,050,000
$21,900,000 or greater	130%	$975,000
$21,650,000 or greater	115%	$862,500
$21,400,000 or greater	100%	$750,000
$21,150,000 or greater	80%	$600,000
$20,900,000 or greater	60%	$450,000
$20,650,000 or greater	40%	$300,000
$20,400,000 or greater	20%	$150,000
$20,149,999 or less	0%	$0

EXHIBIT B
2005 CONSOLIDATING PLAN

EXHIBIT C
TERMS OF RELEASE
     As consideration for the payments to be made to the Executive pursuant to Sections 5(c)(ii) and 5(c)(iii) of the Employment Agreement, the Executive, for himself, and his assigns, heirs and executors, does hereby forever and unconditionally release the Company and its affiliates and subsidiaries, and each of their respective past or present officers, managers, directors, employees, agents and attorneys, from any and all claims, actions, causes of action, suits, claims, counterclaims, charges, complaints, demands, liabilities or obligations of any kind whatsoever, whether known or unknown, relating to or arising out of the termination, separation, retirement or resignation of his employment with the Company or any such entities. The Executive agrees that such entities may plead this release as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.